Healthier Choices Management Corp. Informs Stockholders of Key Dates and Terms Related to Announced Rights Offering

- Record date established as May 18, 2021
- To be a shareholder of record, investors are advised to own HCMC stock by 4:00 PM ET, Friday, May 14, 2021 to account for T(trade)+2 settlement timing.

Hollywood, FL, May 5, 2021 / (GLOBE NEWSWIRE)/ -- Healthier Choices Management Corp. (OTC Pink: HCMC) today provided an informational update to stockholders regarding its proposed rights offering and the expected key dates and terms relative to the offering. Stockholders of record on May 18, 2021 (the "Record Date") will be entitled to participate in the rights offering. Prospective stockholders who wish to participate in the rights offering are advised to ensure that they complete their open market purchases of HCMC's common stock by May 14, 2021 to be considered a stockholder of record on the Record Date.

Under the proposed rights offering, HCMC will distribute one non-transferable subscription right for each four shares of common stock held by a Stockholder on the record date of May 18, 2021. Each subscription right will entitle the holder to purchase one share of HCMC common stock at a subscription price equal to 75% of the volume-weighted average of the trading prices (VWAP) of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the expiration date of this rights offering (which equates to a 25% discount to the VWAP calculation).

The subscription rights will be non-transferable and may only be exercised during the anticipated subscription period of May 19, 2021 through 5:00 PM ET on June 3, 2021, unless extended by HCMC.

The expected calendar for the rights offering is as follows:

 •
 Friday, May 14, 2021: Ownership Day — in order to be considered a stockholder of record on May 18, 2021, shares should be acquired by May 14, 2021.
•  Tuesday, May 18, 2021: Record Date
 •  Wednesday, May 19, 2021: Distribution Date; Subscription Period Begins
 •  Thursday, June 3, 2021: Subscription Period Ends 5:00 PM ET (unless extended at HCMC's sole discretion)

Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other stockholders, on a pro rata basis and subject to ownership limitations. This is referred to as the “over-subscription right”.

A registration statement (Registration No. 333-255356) relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering, which is expected to commence following the effectiveness of the registration statement, is being made only by means of a written prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC's website at https://www.sec.gov/Archives/edgar/data/844856/000084485621000036/0000844856-21-000036-index.htm.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.healthiercmc.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio. The Company currently operates eight retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on its website TheVitaminStore.com. The Company markets its Q-Cup™ technology under the vape segment. This patented technology is based on a small, quartz cup called the Q-Cup™, which a customer can purchase already filled by a third party in some regions, or can partially fill themselves with either cannabis or CBD concentrate (approximately 50mg), also purchased from a third party. The Q-Cup™ can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. The Q-Cup™ can also be used in other devices as a convenient micro-dosing system. These products are available on the Company’s website at www.TheQcup.com.

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:
Healthier Choices Management Corp.
3800 North 28th Way, #1
Hollywood, FL 33020
Office: 305-600-5004 / Fax: 954-272-7773
Website: www.HealthierCMC.com
Email: ir@hcmc1.com